Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the “Agreement”) is entered into as of June 30, 2017 (the “Execution Date”), by and among Titan Energy Operating, LLC, a Delaware limited liability company (“Titan”) and Diversified Energy LLC, an Alabama limited liability company and Diversified Gas & Oil Corporation, a Delaware corporation (collectively, “Service Recipient”). Titan and Service Recipient are referred to collectively as the “Parties” and separately as a “Party”.

WHEREAS, Diversified Energy LLC has entered into that certain Purchase and Sale Agreement, dated as of May 4, 2017, as amended (the “Purchase Agreement”), by and among Atlas Energy Tennessee, LLC, a Pennsylvania limited liability company, Atlas Pipeline Tennessee, LLC, a Pennsylvania limited liability company, Atlas Noble, LLC, a Delaware limited liability company, Viking Resources, LLC, a Pennsylvania limited liability company, Resource Energy, LLC, a Delaware limited liability company, Atlas Resources, LLC, a Pennsylvania limited liability company, REI-NY, LLC, a Delaware limited liability company, Resource Well Services, LLC, a Delaware limited liability company, Atlas Energy Ohio, LLC, an Ohio limited liability company, Atlas Resource Partners Holdings, LLC, a Delaware limited liability company and, solely with respect to Section 7.16, Section 7.17, Article 11, Article 20 and Article 18 (to the extent related to employee or ERISA-related matters), Atlas Energy Group, LLC, a Delaware limited liability company (as “Sellers”) and Diversified Energy LLC, a Delaware limited liability company (as “Buyer”), pursuant to which the Sellers have agreed to sell and transfer to Buyer, and Buyer has agreed to acquire from the Sellers, the Properties, on the terms and under the conditions set forth in the Purchase Agreement; and

WHEREAS, the Parties desire that Titan, an Affiliate of the Sellers, provide, or cause to be provided, the services provided by Titan and/or its Affiliates in connection with the Properties as further described herein for a transition period after the Execution Date.

NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:

ARTICLE I

SERVICES

1.1 Services. During the Term (as defined below), Service Provider shall provide or cause to be provided to Service Recipient the services set forth on Schedule 1 and Schedule 2 attached hereto (each service, a “Service” and collectively, the “Services”). For purposes of this Agreement, Titan or its applicable Affiliates providing said Services shall be referred to herein as the “Service Provider.”

1.2 Service Parameters. Subject to Section 4.1, the Service Provider shall perform the Services (i) in substantially the same manner and amount and with substantially the same quality that Service Provider performed the Services for its own benefit for the twelve (12) month period immediately prior to the Execution Date and (ii) in compliance with all laws. Subject to Section 4.1, the Service Provider and its Affiliates shall use commercially reasonable efforts to retain the employees and contractors necessary to perform the Services.

1.3 Vendors and Contractors. The Service Provider may use contractors, subcontractors, vendors and/or other third parties (collectively, “Vendors”) to perform any or all of the Services.

1.4 Impracticability. The Service Provider shall not be required to provide any Service to the extent the performance of such Service (i) becomes impracticable, in any material respect, as a result of a cause or causes outside the reasonable control of the Service Provider, (ii) would require the Service Provider to violate any applicable laws, rules, or regulations, or (iii) would result in the breach of any agreement or other applicable contract existing on the Execution Date, provided that in any such event the Service Provider agrees to use its commercially reasonable efforts to make alternative arrangements to provide the Services. The Service Recipient shall not be obligated to make any payment to the Service Provider to the extent Services are not provided pursuant to this Section 1.4.

1.5 Information to be Furnished to Service Provider. The Service Recipient agrees to provide the Service Provider in a timely manner with information necessary for, or reasonably requested by, the Service Provider to provide the Services required to be provided by the Service Provider hereunder.

1.6 Information to be Furnished to Service Recipient. The Service Provider agrees to provide the Service Recipient in a timely manner with business plans, work orders and other information necessary for, or reasonably requested by, the Service Recipient in connection with the Services required to be provided by the Service Provider hereunder.

1.7 Access to Resources. During the Term (as defined below), to the extent that the Service Provider or its contractors requires the use of assets, systems or software of a Service Recipient in order to perform the Services, the Service Recipient hereby grants the Service Provider and its subcontractors the limited permission to use such assets, systems and software for the sole purpose of performing the Services.

ARTICLE II

TERM AND TERMINATION

2.1 Term. The Services shall commence on the Execution Date and continue until (i) one hundred and twenty (120) days following the Execution Date, with respect to the Services on Schedule 1, and (ii) one hundred eighty (180) days following the Execution Date, with respect to the Services set forth on Schedule 2, or (iii) such other time as may be mutually agreed to in writing by the Parties pursuant to Section 2.2 (the “Term”).

2.2 Termination. Notwithstanding the foregoing, this Agreement or the performance of any or all Services may be terminated or extended and any related fees may be adjusted, at any time by mutual written consent of the Parties.

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ARTICLE III

COMPENSATION

3.1 Payment For Services. The aggregate amount to be paid by the Service Recipient to the Service Provider for all Services set forth on Schedule 1 and Schedule 2 attached to this Agreement for the Term of this Agreement shall be the sum of the monthly fees for Services as set forth on Schedule 1 and Schedule 2 (the “Base Fee”) in addition to all reasonable documented out-of-pocket costs and expenses incurred by Service Provider in connection with the provision of the Services (but solely to the extent such costs and expenses do not constitute any costs and expenses intended to be reimbursed as part of the Base Fee). If any out-of-pocket costs and expenses incurred by Service Provider are anticipated to exceed five thousand dollars ($5,000), Service Provider will submit an approval request to Service Recipient prior to spending the out-of-pocket expenses. For the avoidance of doubt, there shall be no separate charge by Service Provider relating to Service Provider’s overhead (including but not limited to office overhead, field overhead and employee salaries, bonuses and severances) and the Services Fee to be paid by Service Recipient to Service Provider under this Section 3.1 is intended to compensate Service Provider fully for such overhead).

3.2 Payment Terms. Service Recipient hereby agrees that it shall pay the Base Fee in monthly installments to Service Provider on the first calendar day of each month in which the Services are to be provided by wire transfer to an account designated by Service Provider. Service Provider agrees that it shall provide to Service Recipient a monthly invoice for any reasonable documented and out-of-pocket costs and expenses to be reimbursed pursuant to Section 3.1, which such invoice shall include payment instructions, in each case, attributable to the prior month. Service Recipient shall pay all amounts in such invoice to the Service Provider identified in the payment instructions within thirty (30) days of receipt of the invoice.

3.3 Payment Disputes. Service Recipient may object in good faith to any invoiced amounts for any Service at any time before, at the time of or after payment is made, provided such objection is made in writing to Service Provider no later than twenty (20) days after receipt by Service Recipient of written notice from Service Provider that such amount is past due. Payment of any amount set forth in an invoice shall not constitute approval thereof. The Parties shall meet as expeditiously as possible to resolve any dispute. For the avoidance of doubt, any dispute that is not resolved between the Parties within thirty (30) days of the objection by the Service Recipient shall be subject to Section 8.3.

3.4 Payment Default. It shall constitute a default on behalf of Service Recipient (a “Default”) if Service Recipient fails to timely pay any undisputed invoiced amount pursuant to this Agreement in accordance with the provisions of this Article III, which failure continues for at least thirty (30) days following receipt by Service Recipient of written notice that such amount is past due. Upon the occurrence of a Default, Service Provider may (i) suspend all or any portion of the provision of Services for which payment is undisputed and outstanding, until such time as Default is cured and all indebtedness to Service Provider under this Agreement for such suspended Services is paid in full or (ii) terminate the Agreement in its entirety.

ARTICLE IV

GENERAL OBLIGATIONS; STANDARD OF CARE

4.1 Performance Standards. The Service Provider shall, to the extent applicable, use its commercially reasonable efforts to provide the Services in accordance with its policies, procedures, and practices in effect for the twelve (12) month period immediately prior to the Execution Date and, in providing the Services, shall exercise the same degree of care and skill as it exercises in performing similar services for itself.

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(a) Service Recipient recognizes that Service Provider is not performing the Services under this Agreement on an exclusive basis, provided, however, that the Service Provider shall provide the Services to substantially the same extent provided in the twelve (12) month period immediately prior to the Execution Date and under substantially the same conditions regarding personnel availability and at substantially the same standard and level of quality that such Services were provided by the Service Provider immediately prior to the Execution Date. Notwithstanding anything to the contrary contained herein, but subject to the Service Provider’s obligation to use commercially reasonable efforts to retain its employees necessary to perform the Services, in the event an employee of the Service Provider providing Services hereunder is no longer in the employment of Service Provider, the Service Provider will not be obligated to compel such former employee to continue to provide Services under this Agreement; however, the foregoing shall not diminish the obligation of the Service Provider to deliver the Services as set forth herein.

(b) Nothing herein shall require Service Provider to provide any records, information and data that are Excluded Assets or any records, information or data in any form or format except that in which Service Provider currently maintains such records, information or data.

(c) Service Recipient acknowledges that the employees of Service Provider providing such Services have, and shall continue to have, responsibilities and obligations with respect to the business of Service Provider and its Affiliates other than providing the Services.

(d) Service Recipient further acknowledges that Service Provider is not in the business of providing consulting services on geological, geophysical, engineering or financial matters. Notwithstanding anything to the contrary in this Agreement, Service Provider (i) makes no representation or warranty regarding the accuracy of any information or advice given by its employees in connection with the performance of Services relating to geological, geophysical, engineering or financial matters, and (ii) shall have no liability to Service Recipient and its Affiliates in connection with any decisions made or actions taken by Service Recipient and its Affiliates in reliance upon such information or advice, such decisions being made or actions taken at Service Recipient’s sole risk.

4.2 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE SET FORTH HEREIN, (A) THE SERVICES WILL BE PROVIDED ON AN “AS IS”, “AS AVAILABLE” AND “WITH ALL FAULTS” BASIS AND (B) THE SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES PROVIDED BY IT HEREUNDER.

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4.3 Release and Indemnification by the Service Recipient. With respect to the Services provided under this Agreement, Service Provider, as applicable, its officers, employees, agents, subcontractors and consultants (the “Service Provider Group”) shall have no liability under this Agreement, and is hereby released from any liability, to Service Recipient, as applicable, its officers, employees, agents, subcontractors and consultants (the “Service Recipient Group”) for any and all claims, damages, losses, costs, expenses and liabilities (collectively “Claims”) arising out of or resulting from any act or omission of Service Provider, but not including Claims arising out of or resulting from the gross negligence or willful misconduct of the Service Provider Group. IT IS EXPRESSLY AGREED THAT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RELEASE OF SERVICE PROVIDER GROUP FROM THE CLAIMS BY SERVICE RECIPIENT GROUP SHALL APPLY EVEN THOUGH CAUSED OR ALLEGEDLY CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF SERVICE PROVIDER GROUP, BUT EXCLUDING HOWEVER, CLAIMS ARISING OUT OF OR CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH MEMBER. SERVICE RECIPIENT SHALL INDEMNIFY, DEFEND AND HOLD SERVICE PROVIDER GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING FROM THE PROVISION OF THE SERVICES BY SERVICE PROVIDER PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER RESULTING, IN WHOLE OR IN PART, FROM THE SOLE, JOINT, CONCURRENT, STRICT LIABILITY OR OTHER LEGAL FAULT OF SERVICE PROVIDER OR ANY MEMBER OF SERVICE PROVIDER GROUP. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.3, SERVICE RECIPIENT SHALL HAVE NO OBLIGATION TO INDEMNIFY ANY OF SERVICE PROVIDER GROUP FOR ANY CLAIMS ARISING OUT OF OR CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF SERVICE PROVIDER GROUP OR ANY CLAIMS AGAINST WHICH SERVICE PROVIDER WOULD BE REQUIRED TO INDEMNIFY SERVICE RECIPIENT PURSUANT TO SECTION 18.1 OF THE PURCHASE AGREEMENT. The indemnification procedures applicable to this Agreement shall be the indemnification procedures set forth in Sections 18.6 and 18.7 of the Purchase Agreement applied mutatis mutandis to this Agreement.

4.4 Express Negligence. BOTH PARTIES AGREE THAT THIS ARTICLE IV COMPLIES WITH THE REQUIREMENT KNOWN AS THE “EXPRESS NEGLIGENCE RULE” TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS ARTICLE IV HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANOTHER PARTY.

4.5 Limitation on Damages. NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES (IN TORT, CONTRACT OR OTHERWISE) UNDER OR IN RESPECT OF THIS AGREEMENT OR FOR ANY FAILURE OF

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PERFORMANCE RELATED HERETO HOWSOEVER CAUSED, WHETHER OR NOT ARISING FROM SUCH PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT OR OTHER FAULT OR RESPONSIBILITY, PROVIDED, HOWEVER, ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY (OTHER THAN SUBSIDIARIES, AFFILIATES OR PARENTS OF A PARTY) ARISING FROM A CLAIM FOR WHICH A PARTY IS LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT SHALL NOT BE WAIVED.

4.6 Insurance. Each Party will, at all times during the Term, maintain policies of insurance that are reasonable and customary within the industry and for substantially similarly situated oil and gas companies. Upon written request, either Party shall provide a certificate of insurance indicating applicable coverages, limits and deductibles.

4.7 Good Faith Cooperation. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services.

4.8 Confidentiality. In addition to the provisions of Article VI, it is understood that from time to time in the performance of this Agreement, the Parties may receive, or have access to, confidential or proprietary information of the other Party. As such, each Party agrees to keep any such information confidential and not to disclose such confidential information to third parties. Notwithstanding anything to the contrary in this Section 4.8 or Section 6.1, each Party will have the right to make such disclosures, if any, to governmental agencies, courts of law and to its Affiliates, attorneys, auditors and accountants, as may be reasonably necessary in order to comply with the requests of such governmental agencies or courts of law. In the event a Party is required to provide such confidential information in a proceeding before a governmental agency or court of law, then such Party will immediately notify the other Party, who may seek a protective order or confidentiality agreement, whichever is applicable, and the Party in possession of such confidential information will fully cooperate with the other Party in such efforts. In the event a Party discloses such confidential information to its Affiliates, attorneys, auditors or accountants, then such Party will nevertheless continue to have the obligation to protect such confidential information of the other Party, and will remain liable for any failure to do so by itself or its Affiliates, attorneys, auditors or accountants. Without limiting the prohibitions applicable to Service Provider contained herein, Service Recipient acknowledges that: (a) Service Provider’s business plans include engaging broadly in domestic oil and gas activities; (b) Service Provider’s review of confidential information related to the Properties and the Services will not preclude Service Provider from engaging in any oil and gas operation that does not otherwise violate the terms of this Agreement; (c) Service Provider’s officers, directors, employees and representatives may retain mental impressions of such confidential information; and (d) Service Provider’s officers, directors, employees and representatives shall not be precluded from working on projects because of their mental impressions.

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ARTICLE V

RELATIONSHIP BETWEEN THE PARTIES

The relationship between the Parties established under this Agreement with respect to Services provided is that of independent contractors, and neither Party shall be deemed an employee, agent, partner, or joint venturer of or with the other. The Service Provider will be solely responsible for the payment of any employment-related taxes, insurance premiums, or employment benefits in respect of the performance of the Services by the Service Provider personnel under this Agreement.

ARTICLE VI

CONFIDENTIALITY

6.1 Confidentiality. In addition to the provisions set forth in Section 4.8, Service Recipient acknowledges that all information contained in any Service Provider email system, internal website, and other electronic data systems and in any offices of Service Provider (excluding Records) is confidential and the property of the Service Provider. Service Recipient hereby agrees and warrants that, to the extent Service Recipient, its employees, agents, and subcontractors have access, Service Recipient and its employees, agents, and subcontractors will keep confidential the information contained in any Service Provider email system, internal website, and other electronic data systems and in any offices of Service Provider (excluding Records) and will not disclose such information to any person, except as required for the express purpose of fulfilling Service Recipient’s obligations under this Agreement, or receiving or utilizing Services from any Service Provider under this Agreement.

6.2 Survival. Notwithstanding anything to the contrary herein, the obligations of each Party under this Article VI and Section 4.8 shall survive the Term of this Agreement for a period of two (2) years.

ARTICLE VII

FORCE MAJEURE

The Service Provider will be excused for any failure or delay in performing any of its obligations under this Agreement if such failure or delay is caused by Force Majeure. For the purposes of this Agreement, “Force Majeure” means any circumstance or event beyond the reasonable control of the Service Provider, including, without limitation: any act of God; any accident, explosion, fire, ice, earthquake, lightning, tornado, hurricane, or other severe weather condition or calamity; any civil disturbance, labor dispute, or labor or material shortage or interruption; any sabotage or acts of terrorism; any acts of a public enemy, uprising, insurrection, civil unrest, war, or rebellion; or any action or restraint by court order or public or governmental authority or lawfully established civilian authorities. The Service Recipient shall not be required to pay any portion of the Base Fee with respect to such suspended obligations for the duration of the Force Majeure. The Service Provider will use its commercially reasonable efforts to remove the Force Majeure situation as quickly as practicable; provided, however, that the term “commercially reasonable efforts” excludes the settlement of strikes, lockouts, or other labor difficulty by the Service Provider which the Service Provider may address in its sole discretion.

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ARTICLE VIII

MISCELLANEOUS

8.1 Entire Agreement. This Agreement and the Purchase Agreement constitute the entire, complete and exclusive agreement and understanding of the Parties in respect of the subject matter herein and therein and expressly supercede all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof or the transactions contemplated hereby or thereby. The provisions of this Agreement and the Purchase Agreement may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealings. In entering into this Agreement and the Purchase Agreement, no Party has relied upon a statement, representation, warranty or agreement of the other Party except for those expressly contained in this Agreement.

8.2 Defined Terms. Any capitalized term used herein but not otherwise defined herein shall have the meaning given to such term in the Purchase Agreement.

8.3 Governing Law. This Agreement, the obligations of the Parties under this Agreement and all other matters arising out of or relating to this Agreement and the transactions it contemplates, will be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to any conflicts of law principles that would cause the laws of another jurisdiction to apply. Any dispute arising out of or relating to this Agreement which cannot be amicably resolved by the Parties, shall be brought in a federal or state court of competent jurisdiction sitting in Harris County of the State of Texas, and the Parties irrevocably submit to the jurisdiction of any such court solely for the purpose of any such suit, action or proceeding.

8.4 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party because of the authorship of any provision of this Agreement. The Parties will treat the words “include,” “includes” and “including” as if followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. All references to “$” or “dollars” shall be deemed references to U.S. dollars. Where a date or time period is specified, it will be deemed inclusive of the last day in such period or the date specified, as the case may be. Unless expressly provided to the contrary, the word “or” is not exclusive. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. References herein to any Section or Article are references to a Section or Article of this Agreement unless the context clearly requires otherwise.

8.5 Notices. All notices and communications under this Agreement shall be made in accordance with the Section 20.1 of the Purchase Agreement.

8.6 Assignability. No Party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other Party’s prior written consent (which consent may be withheld for any reason); provided, however, any Party may transfer its interests, rights and obligations under this Agreement without consent to

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(i) any parent or (ii) any affiliate. Each Party shall cause the transferee of any assets necessary for the provision of any Services hereunder or of any documents or records to which any Party may be entitled to access hereunder to be bound by the terms of this Agreement with respect thereto. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives and permitted successors and assigns.

8.7 Third Party Beneficiaries. Nothing contained in this Agreement entitles anyone other than the Parties or their respective permitted successors and assigns to any rights under this Agreement, except with respect to waivers and indemnities that expressly provide for waivers or indemnification of Service Provider Group, Service Recipient Group or another Person, in which case members of such groups and such other Persons are considered third party beneficiaries for the sole purposes of those waiver and indemnity provisions and are bound by the procedures and limitations therein. The immediately preceding sentence notwithstanding, any claim for indemnity or defense under this Agreement may only be brought and administered by a Party to this Agreement. Each Party may elect to exercise or not exercise the indemnification and defense rights under this Agreement on behalf of any member of Service Provider Group or Service Recipient Group, as applicable, and no member of any such group shall have any rights under this Agreement except to the extent exercised on its behalf by a Party.

8.8 Severability. If any term or other provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

8.9 Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning of interpretation of this Agreement.

8.10 Amendment. No amendment, modification, replacement, rescission, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by the Parties. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant under this Agreement or course of dealing between the Parties, whether intentional or not, will extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising because of any prior or subsequent such occurrence. No single or partial exercise of any right or remedy under this Agreement precludes the simultaneous or subsequent exercise of any other right or remedy.

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8.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which the Parties will treat as an original but all of which together will constitute one and the same instrument. The signatures of all the Parties need not appear on the same counterpart and delivery of an executed counterpart signature page of this Agreement (including by means of facsimile or email attaching a copy in portable document format (.pdf)) will be equally as effective as delivery of an original executed counterpart of this Agreement in the presence of the other Party. This Agreement is effective on the delivery of one (1) executed counterpart from each Party to the other Party.

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IN WITNESS WHEREOF, the Parties have signed this Transition Services Agreement effective as of the Execution Date.

SERVICE PROVIDER:

TITAN ENERGY OPERATING, LLC

By:	/s/ Mark D. Schumacher
Name:	Mark D. Schumacher
Title:	President

SERVICE RECIPIENT:

DIVERSIFIED ENERGY, LLC

By:	/s/ Robert R. Hutson, Jr.
Name:	Robert R. Hutson, Jr.
Title:	Chief Executive Officer

DIVERSIFIED GAS & OIL CORPORATION

By:	/s/ Robert R. Hutson, Jr.
Name:	Robert R. Hutson, Jr.
Title:	Chief Executive Officer

[Signature Page to Transition Services Agreement]

Schedule 1: Services

Service Type	Monthly Fee	Scope of Work

Partnership Business	$20,000

Partnership administration

•    Act as transfer agent (address change, direct deposit, outstanding checks, etc.)

•    SOX compliance

•    Legal filings related to transfer agent

•    Manage cash distributions

•    Process and print all cash distributions and customer statements

•    Process all K-1 distributions for all periods for related to activity occurring prior to the Effective Period and process all K-1 distributions with a due date during the Term of this Agreement

•    Manage Investor and Sales Rep website

•    Maintain books and records

•    Other special projects as needed

Investor communication

•    Prepare commentary for monthly distribution

•    Answer investor and rep inquiries

•    Provide reports to Broker Dealers as part of the on-going due diligence

•    Timely preparation of all SEC reports including 10 Q, 8 K and other required filings

•    Timely submission of all SEC reports on the electronic submission systems required by SEC regulations

•    Other assistance with SEC filings

•    Other special communications as needed

Land	$25,000

Under the direction and approval of Senior Director of Land:

•    Land and administrative services relating to:

•    Division of interest determinations

•    Division orders

•    Royalties

•    Rentals

•    Shut-in royalties

•    Minimum royalties

•    Monitoring and maintaining contractual obligations and payments

Transition Services Agreement – SCHEDULE 1

Service Type	Monthly Fee	Scope of Work

•    All other land related services that would generally be the responsibility of the “Operator” under an A.A.P.L. Form Operating Agreement and that have been completed during the twelve month period immediately prior to the date of this Agreement

Marketing	$30,000

Market existing gas, NGL and oil production from the Assets, as applicable. Specific marketing functions shall include:

•    Contract administration related to the Assets;

•    Maintain all Midstream and Marketing agreements with third party service providers and purchasers to the extent necessary to continue operation of the Assets consistent with Titan’s past practices and without interruption

•    Nominate volumes with all pipelines and markets and adjust pipeline and market nominations during the month to minimize or eliminate imbalances. Titan shall provide at least two training sessions with Buyer to achieve a seamless transition of nominations to each pipeline market;

•    Monitor production fluctuations throughout each month and communicate variances caused by operational issues, scheduled maintenance and downtime (both existing assets and 3rd party) as appropriate and make recommendations to alleviate production fluctuations;

•    Timely notify Buyer of the expiration of crude and natural gas marketing and midstream related contracts during the Term and assist Buyer with negotiations in connection therewith to the extent requested; and

•    Review gas purchase, gathering and transportation agreements and compare the information contained therein to marketing statements received from third parties to confirm the accuracy of contract price, sales volumes, fees, expenses and deduction listed on the statements.

•    Buyer will provide Titan the necessary agency designations as may be required by third parties in order for Titan to perform its obligations under this Agreement.

Environmental, Health and Safety	$0	• MSA Maintenance

Transition Services Agreement – SCHEDULE 1

Schedule 2: Services

Service Type	Monthly Fee	Scope of Work

Accounting

(i) $62,000

plus (ii)

$1,857 per

Drilling

Partnership,

beginning

immediately

following

the

conveyance

(at Closing

or such later

date) of

such

Drilling

Partnership

(pro rated

for any

partial

month as

applicable)

•    Administration of billing and collection of all revenue and other income, including:

•    Assist with collection of accounts receivable on behalf of Service Recipient

•    Performance of required allocations of production and sales and furnishing required information to purchasers, interest owners and others

•    Collection of accounts receivable on behalf of Service Recipient of amounts invoiced

•    Billings to joint interest owners

•    Administration of payment and processing of all expenditures, including:

•    Payment of rentals, shut-ins, and other lease payments and any surface, right of way or similar payments

•    Joint Interest Accounting

•    General accounting and reporting of all asset activity, including all revenues and expenditures, in a format consistent oil and gas industry practices and in sufficient detail to allow for analysis of the information

•    Assistance with provision and analysis of the historical balances of the assets acquired and liabilities assumed at the date of acquisition

•    Inventory Accounting: Accounting services with respect to:

•    Imbalances, including maintaining, updating and issuing imbalances statements for all wellhead imbalances and any pipeline or transportation imbalances

•    Oil in tank balances

•    Fixed Asset Accounting, including depletion, depreciation and amortization

•    Analysis of the tax attributes of Assets, as necessary

•    Service Recipient will provide the depository account and disbursement account to enable Service Provider to provide the accounting administration services set forth herein.

Transition Services Agreement – SCHEDULE 2

Service Type	Monthly Fee	Scope of Work

•    All work performed under this section will be performed under a system of internal controls, including testing of such controls during the term of the transition period.

•    Providing Buyer with accounting information, operational information, results of operations, trial balances in a form required to allow for an efficient consolidation of information into Buyer’s accounting and reporting systems

Tax	Monthly fee: $15,000

•    Payment and reporting of severance, production, ad valorem, conservation and other similar Taxes in compliance with regulatory requirements relating to the Assets, which Taxes were due prior to the end of the Transition Period, and provision of paper and electronic copies of all such filings to Service Recipient.

Information Technology	$20,000

•    Titan will assist in migration of any data/applications/services from Titan to Buyer. Assistance will include providing data extracts in Buyer-designated formats and any data questions in a reasonable period of time.

•    Upon request, provide electronic copies of land files (leases, contracts, title opinions, division orders, surface agreements) and well files to Service Recipient.

•    Maintain IT systems and equipment required to support all services provided under this Agreement

Transition Services Agreement – SCHEDULE 2